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                                                                     Exhibit 5.1


               [Kronish, Lieb, Weiner & Hellman LLP Letterhead]



                                                                  August 1, 1997

Intermedia Communications Inc.
3625 Queen Palm Drive
Tampa, Florida 33619

Ladies and Gentlemen:

     We have acted as counsel to Intermedia Communications Inc., a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-4 (the "Registration Statement"), filed pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the Company's proposed offer to exchange (the "Exchange Offer") 11 1/4% Series B Senior Discount Notes due 2007 of the Company (the "New Notes") for any and all outstanding 11 1/4% Senior Discount Notes due 2007 of the Company (the "Old Notes"). The Old Notes were issued and sold on July 9, 1997 pursuant to an indenture (the "Indenture") between the Company and SunTrust Bank, Central Florida, National Association, as trustee, in a transaction exempt from registration under the Securities Act in reliance upon Rule 144A and Section 4(2) of the Securities Act. The New Notes will also be issued pursuant to the Indenture.

     In that connection, we have reviewed the Indenture, the Registration Statement and such other documents and instruments as we have deemed appropriate. In such review, we have assumed the genuineness of all signatures, the authenticity of all documents submitted as originals and the conformity to the original documents of all documents submitted to us as copies.

     On the basis of such review, and having regard to such legal consideration as we have deemed relevant, it is our opinion that the New Notes have been duly and validly authorized for issuance by the Company and, when issued in accordance with the terms of the Exchange Offer and the Indenture, will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture, except that we express no opinion as to the validity or enforceability of rights of indemnity or contribution, or both, and except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity.
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     We are members of the Bar of the State of New York and do not purport to be experts or give any opinion except as to matters involving the laws of such State, the general corporation laws of the State of Delaware and the federal laws of the Untied States.

     We hereby consent to the use of our name under the caption "Legal Matters" in the prospectus included in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement.

                                         Very truly yours,

                                         /s/ KRONISH, LIEB, WEINER & HELLMAN LLP
                                         ---------------------------------------
                                         Kronish, Lieb, Weiner & Hellman LLP


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